CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Degaro Innovations Corp.
(A Development Stage Company)
Steer Town PO, St. Ann, Jamaica

We consent to the inclusion in the Registration Statement on Form S-1/A Amendment #5 of Degaro Innovations Corp. of our report dated September 20, 2010, relating to the audit of the consolidated balance sheet of Degaro Innovations Corp. as of July 31, 2010, and the related consolidated statements of expenses, stockholders’ equity, and cash flows for the period from December 8, 2009 (Inception) to July 31, 2010. We also consent to the reference to our firm under the heading "Interests of Named Experts and Counsel" appearing therein.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
June 9, 2011